Exhibit 5

DLA Piper Rudnick Gray Cary US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

July 31, 2006

RAIT INVESTMENT TRUST

1818 Market Street, 28th Floor

Philadelphia, Pennsylvania 19103

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to RAIT Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof, including the preliminary joint proxy statement-prospectus included therein (the “Prospectus”), for the offering by the Company of up to 23,900,000 common shares (the “Shares”) of beneficial interest, $.01 par value per share, of the Company (“Common Shares”), to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger, dated June 8, 2006 (the “Merger Agreement”), by and among the Company, RT Sub, Inc., a Maryland corporation and wholly-owned subsidiary of the Company, and Taberna Realty Finance Trust, a Maryland real estate investment trust (“Taberna”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Declaration of Trust of the Company, as amended, corrected and supplemented to date (the “Declaration of Trust”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

2. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an Assistant Secretary of the Company;

3. Resolutions of the Board of Trustees of the Company (the “Board of Trustees”), adopted at a meeting on June 8, 2006, relating to the authorization and approval of the execution, delivery and performance by the Company of the Merger Agreement, the issuance of the Shares pursuant thereto and the filing of the Registration Statement (the “Trustees’ Resolutions”), certified as of the date hereof by an Assistant Secretary of the Company;

RAIT INVESTMENT TRUST

July 31, 2006

4. The Registration Statement and the Prospectus;

5. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

6. A certificate executed by Andres Viroslav, Assistant Secretary of the Company, dated as of the date hereof.

As used herein, the phrase “known to us” is limited to the actual knowledge, without independent investigation, of the lawyers in this firm who have provided legal services to the Company in connection with the Registration Statement.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The issuance of the Shares will be approved by the holders of Common Shares as described in the Registration Statement. The Merger will be approved by the shareholders of Taberna as described in the Registration Statement. The Company will not issue any shares of beneficial interest between the date hereof and the date on which the Shares are issued.

RAIT INVESTMENT TRUST

July 31, 2006

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Shares as contemplated by the Merger Agreement and the Trustees’ Resolutions, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Opinions”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/S/    DLA PIPER RUDNICK GRAY CARY US LLP